EXHIBIT 12.1
                              THE FINOVA GROUP INC.
            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                                   As Restated
                             (Dollars in Thousands)

                                        Three Months
                                       Ended March 31,                    Year Ended December 31,
                                    --------------------    --------------------------------------------------
                                                  1998
                                      1999      restated      1998       1997       1996       1995       1994
                                      ----      --------      ----       ----       ----       ----       ----

Income from continuing operations
 before income taxes                $ 82,772    $ 66,686    $266,297   $224,191   $188,288   $153,883   $125,706

Add fixed charges:
  Interest expense                   131,183     110,280     478,177    414,650    365,603    337,188    210,256
  One-third of rent expense            1,111         926       3,854      2,789      2,368      2,084      2,053
                                    --------    --------    --------   --------   --------   --------   --------

Total fixed charges                  132,294     111,206     482,031    417,439    367,971    339,272    212,309
                                    --------    --------    --------   --------   --------   --------   --------

Income as adjusted                  $215,066    $177,892    $748,328   $641,630   $556,259   $493,155   $338,015
                                    --------    --------    --------   --------   --------   --------   --------

Ratio of income to fixed charges        1.63        1.60        1.55       1.54       1.51       1.45       1.59
                                    ========    ========    ========   ========   ========   ========   ========

Preferred stock dividends on a
  pre-tax basis                     $  1,581    $  1,581    $  6,325   $  6,676   $          $          $

Total combined fixed charges and
    preferred stock dividends       $133,875    $112,787    $488,356   $424,115   $367,971   $339,272   $212,309
                                    --------    --------    --------   --------   --------   --------   --------
Ratio of income to combined fixed
 charges and preferred stock
 dividends                              1.61        1.58        1.53       1.51       1.51       1.45       1.59
                                    ========    ========    ========   ========   ========   ========   ========